UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2024

ECB BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-41456	88-1502079
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

419 Broadway, Everett, Massachusetts 02149

(Address of principal executive offices) (Zip Code)

(617) 387-1110

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ECBK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2024, the Board of Directors of ECB Bancorp, Inc. (the “Company”) and Everett Co-operative Bank (the “Bank”) appointed Brandon N. Lavertu, Senior Vice President and Chief Accounting Officer of the Company and the Bank, as the Chief Financial Officer of the Company and the Bank effective as of July 17, 2024. In his capacity as Chief Financial Officer, Mr. Lavertu will serve as the principal financial officer and principal accounting officer of the Company. Following Mr. Lavertu’s appointment, John A. Citrano will continue as Executive Vice President and Chief Operating Officer of the Company and the Bank.

Mr. Lavertu, age 42, has served as Senior Vice President and Chief Accounting Officer of the Company since its organization in March 2022 and has served as Senior Vice President and Chief Accounting Officer of the Bank since December 2021. Mr. Lavertu previously served as First Vice President and Controller of Cambridge Savings Bank from August 2019 to December 2021, and as Senior Vice President of Belmont Savings Bank from February 2015 to August 2019.

There are no family arrangements between Mr. Lavertu and any director or executive officer of the Company or the Bank, and there are no arrangements or understandings with any person pursuant to which Mr. Lavertu has been selected to serve as Chief Financial Officer of the Company and the Bank. There have been no transactions directly or indirectly involving Mr. Lavertu that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

No material plan, contract or arrangement has been entered into, or materially amended, in connection with Mr. Lavertu’s appointment as Chief Financial Officer and no grant or award has been made to Mr. Lavertu under any such plan, contract or arrangement in connection with his appointment as Chief Financial Officer.

The Company and the Bank previously entered into a change in control agreement with Mr. Lavertu, dated as of December 21, 2022, pursuant to which certain severance payments will be payable to Mr. Lavertu following a change in control of the Company. Under the agreement, in the event that the Bank terminates Mr. Lavertu’s employment for reasons other than cause, or in the event of his resignation for “good reason,” in either event within 24 months following a change in control of the Company, Mr. Lavertu will receive certain accrued obligations plus a severance payment equal to two times the sum of his base salary and average bonus for the preceding three years. In addition, Mr. Lavertu will be provided continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) until the earlier of 18 months following his termination date or procurement of health insurance coverage under another plan. In the event continued coverage is not available under the plans or applicable law, he will receive a lump sum cash payment equal to the total cost of COBRA coverage for 18 months. The terms of Mr. Lavertu’s change in control agreement were not amended in connection with his appointment as Chief Financial Officer.

The Company will file a copy of the change in control agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Item 9.01 Financial Statements and Other Exhibits.

(d) Exhibits

Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC.

Date: July 23, 2024	By: /s/ Richard J. O'Neil, Jr.
Richard J. O'Neil, Jr.
President and Chief Executive Officer